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                                                                    Exhibit 21.1


                            Charter Financial Corp.

                        Subsidiaries of the Registrant

                                  Exhibit 21

Name                          Place of Incorporation                Date

CharterBank                   Federally Chartered                   2001

Charter Insurance Company     Hawaii                                2000